HEMP SMOKABLES MANUFACTURING AGREEMENT

This Hemp Smokables Manufacturing Agreement (the "Agreement") is made as of November 17, 2022 (the "Effective Date"), by and between Hempacco Co., Inc. a duly formed and validly existing corporation under the laws of the State of Nevada with its principal place of business located at 9925 Airway Road San Diego CA, 92154 ("Hempacco"), and Organipure, Inc. a corporation duly formed and validly existing under the laws of the State of Nevada, with its principal office located at 1495 Ridgeview Drive, Suite 230A, Reno, NV 89519 ("Organipure"). As used herein, the term "Party" shall mean either Hempacco or Organipure and the term "Parties" shall collectively mean Hempacco and Organipure.

WHEREAS, Hempacco produces various types of Hemp Smokables in a factory located at 9925 Airway Road San Diego CA, 92154, United States of America (the "Factory”);

WHEREAS, Organipure is the licensee of certain patents and patent applications specified on Exhibit “A” to this Agreement;

WHEREAS, Hempacco is the owner or licensee of certain patents and patent applications specified on Exhibit “B” to this Agreement;

WHEREAS, Organipure is the owner, or assignee, of certain trademarks, both registered and common law, and package designs specified on Exhibit “C” to this Agreement;

WHEREAS, Organipure desires to engage and license Hempacco to be the worldwide manufacturer and supplier of Hemp Smokables pursuant to this Agreement for the worldwide offering and sale of Hemp Smokables subject to the terms and conditions of this Agreement; and

WHEREAS, Hempacco is willing to manufacture Hemp Smokables for Organipure as specified on Exhibit “D” to this Agreement and for the worldwide offering and sale of such Hemp Smokables all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1. DEFINITIONS, INCORPORATION BY REFERENCE

The introductory paragraphs of this Agreement are hereby incorporated into this Agreement as if fully set forth herein. Except as otherwise specifically required by the context, the following terms shall have the respective meanings as hereinafter set forth in this Section 1.

"Hempacco Price" shall mean the then-current price, FOB Hempacco’s loading dock, which Hempacco charges Organipure for the Products established in accordance with Section 7.1 hereof.

“Patents” shall mean all Patents and Patent Application as set forth on Exhibit “A” or “B” hereto.

"Product" or "Products" shall mean all Hemp Smokables using the Patents as produced by Hempacco for Organipure as set forth on Exhibit A hereto and manufactured in accordance with the specifications previously approved by Organipure.

"Trademarks" shall mean the trademarks and the registrations for the Products as owned or licensed by Organipure, as shown on Exhibit “C” to this Agreement.

2. SUPPLY OF THE PRODUCT

2.1. General. During the Term of this Agreement, the Products shall be manufactured by Hempacco for Organipure according to the specifications set forth in this Agreement, in a quantity, at a price, and over the period of time as set forth in this Agreement and the Exhibits hereto.

3. PRODUCT DESCRIPTION AND QUALITY

3.1. Product Varieties. The Product varieties are shown on Exhibit “D” hereto, which may be amended from time to time by mutual written agreement of the parties.

3.2. Product Specifications and Packaging. The Products shall always be manufactured and supplied by Hempacco in accordance with the specifications set forth in Exhibit “D” hereto. These specifications may be amended from time to time by mutual written agreement of the parties. Hempacco and Organipure will provide the items listed in the specifications set forth in Exhibit “D” hereto for Hempacco to assemble and manufacture the Products for Organipure under this Agreement. Organipure shall provide, at its sole cost, in a timely manner to Hempacco all items specified in Exhibit “D” hereto. Organipure shall obtain the items listed in Exhibit “D” hereto from a supplier that is approved by Hempacco. Hempacco shall have the right of final approval of all packaging and designs of the Products to be made by Hempacco under this Agreement. Organipure shall be responsible and solely liable for all Product packaging and labeling being in conformity with all applicable laws, rules and regulations in the United States of America.

3.3. Defects. Hempacco shall comply with all applicable laws, rules and regulations in the manufacturing of the Products by Hempacco at the Factory, with Hempacco being responsible only for defects in the manufacture of the Products by Hempacco. The Products shall be produced by Hempacco without any material manufacturing defects at the time that the Products are released by Hempacco at the Factory loading dock to the transportation company selected by Organipure. Hempacco shall cause the Products to be packaged and labeled in accordance with Organipure’s written instructions.

4. PATENT LICENSE

4.1. Use of Patents Grant of License. Organipure represents and warrants to Hempacco that Organipure is and shall always be during the Term of this Agreement, the licensee of all rights, titles, and interests in and to the Organipure Patents as are set forth in Exhibit “A” hereto. Organipure hereby grants to Hempacco the right and license to use the Organipure Patents in connection with Hempacco’s manufacture and supply of the Products to Organipure by way of that certain Patent License Agreement dated and effective as of November 17, 2022. The parties agree that immediately following the expiration or termination of this Agreement, all rights of Hempacco to use the Organipure Patents shall cease.

Hempacco represents and warrants to Organipure that Hempacco is and shall always be during the Term of this Agreement, the licensee of all rights, titles, and interests in and to the Hempacco Patents as are set forth in Exhibit “B” hereto. Hempacco has granted Organipure a non-exclusive right and license to use the Hempacco Patents in connection with the manufacture, supply and sale of the Products by way of that certain Patent License Agreement dated and effective as of November 17, 2022. The parties agree that immediately following the expiration or termination of this Agreement, Hempacco shall retain all rights of Hempacco to use the Hempacco Patents, and all rights of Orgainpure to use the Hempacco Patents shall cease.

5.        TRADEMARK LICENSE

5.1 Use of Trademarks, Grant of License. Organipure represents and warrants to Hempacco that Orgainpure is and shall always be during the Terms of this Agreement the owner of all rights, titles and interests in and to the Trademarks as are set forth in Exhibit “C” hereto. At such time as Organipure has acquired trademark rights, Organipure shall grant Hempacco the right and license to use the such Trademarks in connection with Hempacco’s manufacture and supply of the Products to Organipure by way of a Trademark License Agreement to be executed by the parties at such time as Organipure has acquired trademark rights. The parties agree that immediately following the expiration or termination of this Agreement, all rights of Hempacco to use the trademarks shall cease. The parties hereto expressly understand and agree that, as of the date hereof, Organipure owns no trademarks or trademark applications. However, Organipure expressly covenants and agrees to give Hempacco any all rights related to trademarks as are set forth herein immediately upon Organipure having any such rights.

6.       OBLIGATIONS OF ORGANIPURE

6.1 In addition to all other provisions of this Agreement, during the Term of this Agreement, Organipure shall:

(a)           shall be solely responsible for and shall pay all applicable duties, fees, costs, tariffs, excise taxes and any other taxes and/or any other amounts of any type required to be paid with respect to the Products;

(b)          shall be solely responsible for all amounts related to the pick-up, shipment, transportation, insuring, warehousing, storage, marketing, offering, selling, and distributing of the Products;

(c)           shall, at its sole cost and expense, apply for and obtain all necessary and/or appropriate certifications, regulatory and government approvals;

(d)          shall take all actions to meet industry standards and required quality standards, and obtain all necessary approvals, licenses, permits, clearances, consents and releases (collectively, "Consents") permitting it to use any material depicted, or referred to, in the materials submitted to Hempacco, with Organipure being solely responsible for determining which licenses, clearances, consents and releases must be obtained;

(e) Organipure shall, at its sole cost and expense, at all times comply with all government laws and regulations;

(f) Organipure shall be solely liable and responsible for all amounts relating to any claim, liability and/or other matter, including but not limited to any health-related matter and/or personal injury matter, relating to the manufacture, offer, sale and/or use of the Products (other than defects in the manufacture of the Products by Hempacco), including but not limited to Organipure fully and completely indemnifying Hempacco and its affiliates from any all such claims, liabilities and/or other matters;

(g) Organipure shall take all actions to register the trademarks and package designs of the Products in the United States of America as shown by the evidence of such registrations as attached to Exhibit “C” hereto, which exhibit will be updated from time to time by Organipure as and when such registrations are obtained by Organipure, which must occur prior to the release of any Products from the Factory for the United States of America; and Products in the United States of America in which such Trademarks have not been registered in the United States of America before any Products are released from the Factory for the United States of America.

6.2 Nothing in this Agreement shall restrict Hempacco in any way whatsoever from being free and unrestricted to make and sell any Hemp Smokables and/or any other Hemp products to any other person and/or entity in any country or location in the world.

7.       PRICE AND PRICE CHANGES

7.1. Hempacco Price. Except as otherwise provided herein, the Hempacco Price which it charges Organipure for the Products shall be as set forth in Exhibit “D” and will remain fixed for the first six (6) months after the Effective Date of this Agreement; provided, however, that notwithstanding the foregoing:

(a)     If there is a new, or additional, tax or fee imposed by a governmental or regulatory agency at any time during the Term of this Agreement, then Hempacco will promptly notify Organipure and when the new fee/tax/cost becomes effective, then Hempacco will adjust the price per carton of the Products to reflect said change in the fee/tax/cost as of the effective date of such new fee/tax/cost.

(b)     At any time after the expiration of the first six (6) months after the Effective Date of this Agreement, then Hempacco may change the Hempacco Price after thirty (30) days written notice to Organipure.

(c)     At any time that Organipure changes, increases or upgrades the colors, packaging, printing, components or Hemp relating to the Products, then Hempacco may change the Hempacco Price prior to Hempacco making any such changes, increases or upgrades.

(d)     In the event of any cost increases at any time in any Hemp or raw materials that may occur to Hempacco, then Hempacco will notify Organipure. of the cost increase and the parties shall negotiate changes to the Hempacco Prices based on the facts and circumstances. If the parties do not agree on new

Hempacco Prices before the last business day immediately preceding the effective date of any such cost increase, then Hempacco may change the Price as a result of the change in costs.

7.2.       Invoicing/Payment Terms. Except as provided in Section 7.1 of this Agreement, all invoices shall be billed by Hempacco to Organipure. at the Hempacco Price then in effect at the time that Hempacco accepts and confirms the purchase order which relates to the Products that are the subject of the applicable invoice.

(a) Hempacco will confirm in writing and either accept, reject or notify Organipure of any required change in each purchase order within three (3) business days after receipt of each purchase order from Organipure. Each purchase order submitted by Organipure to Hempacco during the Term of this Agreement shall be in a format and contain information that is acceptable to Hempacco. In the event Hempacco does not confirm and accept any particular purchase order within such period of five (5) business days, then Organipure will contact Hempacco to confirm the status of such purchase order.

(b) All invoices are payable by Organipure to Hempacco as follows: (i) the payment terms for all invoices to be generated hereunder shall be net thirty (30) days or such other terms as the parties by agree to and (ii) the total amount of the final invoice due with respect to the total amount of such purchase order shall be paid by Organipure to Hempacco within thirty (30) business days after Hempacco gives written notice to Organipure that the Products that are the subject of such purchase order are ready for pickup at the Factory.

(c) Prior to the release of the Products by Hempacco from the Factory, Organipure shall also have the duty to promptly provide to Hempacco all the information needed by Hempacco to complete all necessary governmental forms and filings relating to each shipment of Products made by Hempacco for Organipure under this Agreement. Failure by Organipure to provide Hempacco with such information shall, with respect to all current and future shipments, relieve Hempacco of its obligation to make or release any Products to Organipure transportation company.

7.3. Shipment and Delivery. All shipments of the Products shall be FOB at the Factory loading dock.

(a)        The title, all liability and all risk of loss with respect to any and all Products will be deemed to be transferred by Hempacco to Organipure upon such Products being released by Hempacco at the Factory loading dock to the transportation company selected by Organipure. The transportation company selected by Organipure must be qualified and legally permitted to transport the Products, with all shipments of Products from the Factory being insured by Organipure and its transportation company for such amounts as desired by Organipure.

(b)        Organipure shall have the option to have a representative of Organipure, who is acceptable to Hempacco, observe the manufacturing of the Products by Hempacco at the Factory so that Organipure may notify Hempacco of any problems with the Products prior to pick up of the Products by Organipure’s transportation company at the Factory loading dock. Hempacco shall not have any liability nor responsibility whatsoever for the Products after the Products are released by Hempacco at the Factory loading dock to the transportation company selected by Organipure. Hempacco shall not be liable for and shall not be obligated in any way to accept any returns of the Products or to issue any credits related to the Products for any reasons whatsoever.

7.4 TTB Compliance. Hempacco shall have the right to withhold the release of the Products from the Factory until Hempacco has received from Organipure all applicable information required by Hempacco for the shipping of the Products to each recipient address at each destination. In the event Hempacco does not receive, in less than ninety (90) days from the date of release of the Products by Hempacco to the transportation company of Organipure, written confirmation from the recipient at the destination that confirms that the Products have been properly received at the destination, then Hempacco shall have the right to terminate this Agreement at any time thereafter and Organipure shall be liable for the immediate payment by Organipure to Hempacco of any and all amounts payable by Hempacco as a result thereof, including but not limited to the federal excise taxes and all other applicable amounts payable to the appropriate authorities in the United States of America with respect to the Products and the transactions described under this Agreement.

8.        TERM

The term of this Agreement shall be for a period of ten (10) years from the Effective Date of this Agreement (the "Term"), unless earlier terminated during the Term as provided elsewhere in this Agreement. The Term of this Agreement shall automatically renew for additional periods of ten (10) years each, unless either party terminates this Agreement at any time upon ninety (90) days written notification, unless this Agreement is earlier terminated during the Term as provided for elsewhere in this Agreement.

9.        TERMINATION

This Agreement may be terminated prior to the expiration of the Term hereof, if and when any of the following events occur:

9.1 Breach of Agreement by Organipure or Hempacco. Each of Hempacco and Organipure may terminate this Agreement upon the occurrence of(i) a monetary breach of this Agreement which is not cured in full within five (5) business days from the date of receipt by the allegedly breaching party of a written notice from the other party, (ii) two (2) or more monetary breaches, even if cured, occurring during any twelve (12) month period during the Term of this Agreement, or (iii) a non-monetary breach of this Agreement which is not cured in full within thirty (30) calendar days from the date of receipt by the allegedly breaching party of a written notice from the other party, unless a different time frame is specified elsewhere in this Agreement.

9.2 Bankruptcy or Cessation of Business. Each party shall have the right, but not the obligation, to terminate this Agreement at any time upon either party's cessation of business, loss of use of the Factory, election to dissolve, dissolution, insolvency, failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, or the filing of any petition in bankruptcy or for relief under the provisions of the bankruptcy laws.

9.3 Termination of Joint Venture Agreement. This Agreement shall terminate automatically upon the termination of that certain Joint Venture Agreement dated November 17, 2022 entered into by and between Hempacco and High Sierra Technologies, Inc., a Nevada Corporation.

9.4 Non-Liability of Hempacco. The parties agree that Hempacco shall not be liable for any damages of any kind, type, amount and/or nature, including but not limited to consequential damages of any kind, whether as a result of a loss by Organipure of present or prospective profits, anticipated sales, expenditures, investments, commitments made in connection with this Agreement, or on account of any other reason or cause whatsoever.

10. INSURANCE

Each party shall obtain and maintain, during the Term, commercial general liability insurance on an occurrence basis (not on a claims made basis) covering each party's obligations under this Agreement. Organipure shall be solely liable to cause its transportation company to obtain and maintain such amounts of insurance as Organipure and such transportation company shall decide. The insurance policies maintained by each of Hempacco and Organipure pursuant to this Agreement shall be with carriers that are "A" rated by Best's Insurance Reports. Each party shall provide copies of its certificates of insurance to the other party upon written request of the other party.

11. Hempacco WARRANTY

11.1 Hempacco expressly represents and warrants to Organipure that the Products when picked up by Organipure’s transportation company from the Factory shall be of merchantable quality according to standards at the Factory and shall comply with the specifications of the Products as described in ExhibitS“C” & “D” hereto. Except as otherwise expressly stated in this Agreement, HemPacco MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED BY LAW, RULE AND/OR REGULATION, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREWITH EXCLUDED AND DISCLAMED. UNDER NO CIRCUMSTANCES SHALL HEMPACCO BE LIABLE FOR ANY LOSS OF PROFIT OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED BY ORGANIPURE, ANY WHOLESALERS, ANY RETAILERS, ANY END USERS, AND/OR ANY OTHER PERSON OR ENTITY.

11.2 IN THE EVENT THAT HEMPACCO FAILS TO COMPLY WITH ITS WARRANTIES, AS SET FORTH SECTION 11.1 OF THIS AGREEMENT, ORGANIPURE SHALL HAVE THE RIGHT TO ENGAGE OTHER SOURCES OF MANUFACTURING TO OBTAIN THE PRODUCTS TO BE MANUFACTURED UNDER THIS AGREEMENT.

12. CONFIDENTIAL AND PROPRIETARY INFORMATION

Each party agrees that information concerning the other party's business (including that of all affiliates) is confidential and proprietary information of the originating party, and each party agrees that it will not permit the duplication or disclosure of any confidential and proprietary information of the other party to any person (other than employees of the receiving party who must have such information for the performance of its obligations hereunder) unless such duplication, use or disclosure is specifically authorized by the other party in writing. The term "confidential and proprietary information" does not include: (i) any information which is in the public domain other than as a consequence of the receiving party's breach; (ii) information that was known or otherwise available to the receiving party prior to the disclosure by the disclosing party as proven by tangible evidence in existence prior to the disclosure of such information by the disclosing party to the receiving party; (iii) information disclosed by a third party to the receiving party after the disclosure of such information by the disclosing party, if such third party's disclosure does not violate any obligation of the third party to the disclosing party or otherwise; or (iv) information which the disclosing party authorizes in writing for public release. Notwithstanding the foregoing, either party may disclose confidential and proprietary information as may be required by compulsory order of a court, or other administrative body or governmental body, having appropriate jurisdiction after first giving the other party written notice thereof and a reasonable opportunity to oppose such disclosure in court prior to the time that the other party must disclose such information in compliance with such compulsory order.

13. MISCELLANEOUS

13.1 Notices. Any notice required or desired to be given hereunder for any reason, including but not limited to a notice which relates to the termination of this Agreement or a breach of this Agreement, in all cases shall be in writing and sent only by personal delivery, facsimile with electronic confirmed receipt, electronic mail (email) with electronic confirmed receipt, or other electronic means, or by overnight national or international (as applicable) delivery service (such as UPS or FedEx), addressed to the parties as follows:

If to Hempacco:                     Hempacco Co., Inc.

9925 Airway Road

San Diego, CA 92154

Attention: Sandro Piancone

Telephone No.: 775-473-1201

Email: spiancone@hempaccopackaging.com

If to Organipure:                    Organipure, Inc.

1495 Ridgeview Drive, Suite 230A

Reno, NV 89519

Attention: Gregg W. Koechlein

Telephone: 775-224-4700

Email: gkoechlein@high-sierra.com

or at such other address or addresses as any party may from time to time designate to all other parties by notice given by certified mail, personal delivery, facsimile transmission and/or electronic mail.

Every notice, demand, request or communication hereunder sent by mail shall be deemed to have been given or served as of the third (3rd) business day following the date of such mailing. Every notice, demand, request or communication hereunder delivered by personal delivery, facsimile transmission or electronic mail shall be deemed to be given or served upon receipt.

13.2 Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, superseding any prior written or oral agreements among them with respect to the subject matter hereof. No warranties, representations, understandings, inducements, promises, guarantees, agreements or conditions, express or implied, not expressly contained herein, have been made or shall be enforceable by either party concerning the subject matter hereof or any relationship between the parties. No provision of this Agreement may be changed or modified, in part or in whole, except only by written agreement signed by Hempacco and Organipure

13.3 Governing Law/Venue. This Agreement is made in the State of Nevada, and all matters pertaining to its execution, interpretation and performance shall be governed by the laws of the State of Nevada, without regard to its principles of conflicts of law. Organipure and Hempacco hereby irrevocably submit to the personal jurisdiction and venue of the courts of competent jurisdiction located in or serving Washoe County in the State of Nevada for any judicial actions in connection with this Agreement and waives any objection it may have to either the jurisdiction or for venue in such courts. The non-prevailing party shall be liable for all legal fees and expenses, including all court costs, incurred by the prevailing party in any legal action relating to this Agreement and/or the obligations of the parties hereunder.

13.4 Authorization. If any party hereto is a corporation, partnership, or an entity other than an individual, then such party and each of the individuals signing this Agreement, represent and warrant that the execution of this Agreement on behalf of such party has been duly authorized and executed by such party in the manner provided by applicable law.

13.5 Waiver. The waiver by either party of any of its rights or remedies or of any breaches by the other party under this Agreement in a particular instance shall not be considered as a waiver of the same or different rights, remedies or breaches in subsequent instances. No modification or waiver of any provision of this Agreement shall be effective unless made in writing and signed by the parties hereto.

13.6 Severability. The invalidity of any portion of this Agreement shall not affect the validity of the remainder of this Agreement, provided, however, that such invalidity does not frustrate the purposes of this Agreement.

13.7 Counterparts. This Agreement may be executed by facsimile, electronic mail, or other electronic means by the parties hereto in separate counterparts, which when combined together shall constitute one and the same instrument. Signature by facsimile, electronic mail or other electronic means shall be accepted and deemed to be a valid execution of this Agreement.

13.8 Assignment. Organipure shall not sell, assign, transfer, sublicense, divide, subcontract, pledge or otherwise affect its rights or delegate its duties under this Agreement without the prior written consent of Hempacco. In the event of any change in control, sale, merger, combination or other change in the corporate structure of Organipure, then Organipure shall have the duty to notify Hempacco in writing at least five (5) business days prior to any such occurrence, in which case Hempacco shall have the option of terminating this Agreement.

13.9 Dollar Amounts. For purposes of this Agreement, all monetary amounts expressed in this Agreement are amounts in United States Dollars.

13.10 Independent Contractor. For all purposes under this Agreement, Hempacco and Organipure shall be and act as independent contractors, and under no circumstances shall the contractual relationship between the parties be deemed or construed as one of agency, partnership, joint venture, employment or anything other than the relationship of independent contractors as stated above, nor does either party have any authority whatsoever or in any event to act on behalf of or bind or commit the other party in any manner whatsoever.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date and do each hereby warrant and represent to each other that their respective signatory whose signature appears below has been and is on the Effective Date duly authorized by all necessary and appropriate authorizations.

Hempacco Co., Inc., a Nevada Corporation

By: /s/ Sandro Piancone

Sandro Piancone, its President

Organipure, Inc., a Nevada Corporation

By: /s/ Vincent C. Lombardi

Vincent C. Lombardi, its Co-President

By: /s/ Sandro Piancone

Sandro Piancone, its Co-President

EXHIBIT “A”

1. United States Patent and Trademark Office Patent No. 10,737,198

2. United States Patent and Trademark Office Patent No. 10,835,839

3. United States Patent and Trademark Office Patent No. 11,338,222

4. United States Patent and Trademark Office Continuation in Part Patent Application No. 17/098,539

5. Canadian Patent Office Patent Application No. 3,031,123

6. European Patent Office Application No. 19743904.5

EXHIBIT “B”

1. Assignment of United States Patent Application No. 63195279 dated June 10, 2021 as evidenced by United States Patent and Trademark Office Document No. 5067708823, Docket Number 00439.US.01, dated June 16, 2021.

2. Patent License Agreement dated and effective as of April 1, 2021 entered into by and between Old Belt Extracts, LLC dba Open Book Extracts, a Delaware Limited Liability Company and Hempacco, Inc., a Nevada Corporation for the use of United States Patent No. 9532593B2 in North America (USA, Canada, Mexico).

EXHIBIT “C”

None at this time.

EXHIBIT “D”

PACK PRICING

Standard Package: $1.00 per Pack of Twenty (20)

Note: Price of Hemp is not included.

Note: Other Pack sizes will be adjusted on a prorata basis.

Includes:	Acetate Filter

4 Color CMYK Printing

Cellophane Wrap Carton

Cigarette White Paper

Stock Tipping Paper

Premium Package: $1.25 per Pack of Twenty (20)

Note: Price of Hemp is not included.

Note: Other Pack sizes will be adjusted on a prorata basis.

Includes:	Choice of Filters (Hemp / Pop-Crush / Charcoal)

Use of Patented Terpene Infused Filters

4 Color Special Printing (Gold Embossed – UV Spot)

Choice of Cigarette Paper

Printed Custom Tipping Paper Note: This must be ordered and paid for separately and will be credited against the Invoice.

HEMP PRICING

California Grown CBD Hemp Organic 5%

Price per Pound: $25.00 Price per Pack: $1.00

Oregon Grown CBG Hemp Organic 5%

Price per Pound: $50.00 Price per Pack: $2.00

Note: All Hemp pricing is subject to market fluctuations and may vary from time to time.